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                                   EXHIBIT 11

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

RETURN ON EQUITY AND ASSETS

                                                         12/31/04
                                                            TO
                                           ANNUALIZED     3/31/05
                                           ----------   -----------
Return on average total assets               1.11%             0.27%
Return on average equity                    12.36%             3.05%
Dividend payout ratio                                         16.53%
Average equity to average assets                               8.99%

STATEMENT OF COMPUTED PER SHARE EARNINGS

Net income                                              $ 4,362,000

Average basic shares outstanding                          7,206,322

Average diluted shares outstanding                        7,345,543

Basic earnings per share                                $      0.61

Diluted earnings per share                              $      0.59